Exhibit (d)(1)(xxv)

THIRD AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

AQR FUNDS

THIRD AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT, made as of the 29th day of January, 2017, by and between the AQR Funds (“Trust”), a Delaware statutory trust, and AQR Capital Management, LLC (“Adviser”), a Delaware limited liability company (the “Agreement”).

WHEREAS, the parties hereto entered into an Investment Management Agreement, dated and effective as of June 10, 2010, as amended (the “Original Agreement”); and

WHEREAS, as of May 1, 2014, the parties amended and restated the Original Agreement (the “A&R Agreement”) in order to add additional Funds to, and amend the terms of, Exhibit A; and

WHEREAS, as of November 7, 2015, the parties amended and restated the A&R Agreement (“2nd A&R Agreement”) in order to amend the terms included in Section 3 herein; and

WHEREAS, the Trust is an open-end management investment company, with multiple series, that is registered with the Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”) and under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services for the series of the Trust set forth in Exhibit A, as may be amended from time to time (each, a “Fund” and together, the “Funds”), and to retain the Adviser to provide certain shareholder and administrative services for the Funds, and the Adviser is willing to furnish such services to the Funds; and

WHEREAS, the parties desire to amend and restate the 2nd A&R Agreement in order to add additional Funds to Exhibit A.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust and Adviser agree as follows:

1.        Appointment. The Trust appoints the Adviser to act as investment adviser to the Funds and to provide certain shareholder and administrative services for the Funds, for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services and accept the duties and responsibilities set forth in this Agreement for the compensation set forth in Section 7 of this Agreement.

2.        Investment Advisory Duties.

(a)      Subject to the supervision of the Board of Trustees of the Trust (“Board”), the Adviser, in its discretion, shall:

(i)      provide a program of continuous investment management for each of the Funds, including ongoing investment guidance, evaluation, policy direction, analysis, advice, evaluation of statistical, financial and economic data and judgments regarding individual investments, general economic conditions and trends, in accordance with each Fund’s investment objective, principal investment strategies, policies and restrictions as set forth in the prospectus (“Prospectus”) and statement of additional information (“SAI”) for each Fund, as each may be amended or supplemented;

(ii)      invest and reinvest the assets of the Funds by selecting the securities, and other financial instruments of United States and foreign entities, including, without limitation, capital stock; shares of beneficial interest; partnership interests and similar financial instruments; currencies; equity and other derivative products, including, without limitation, (i) futures contracts relating to stock indices, currencies, United States Government securities and securities of foreign governments, other financial instruments and all other commodities, (ii) exchange-traded funds, equity index swaps, currency forward contracts and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; mutual funds; money market funds; obligations of the United States or any state or jurisdiction thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable, that are allowable under the 1940 Act or any rules, regulations of written guidance thereunder;

(iii)      determine the portions of each Fund’s portfolio to be invested in securities and other financial instruments or other assets and uninvested or in cash equivalents;

(iv)      place orders to purchase, sell and/or exchange securities and other assets for the Funds;

(v)      enter into contracts for or in connection with investments in securities and other financial instruments;

(vi)      vote all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested in a manner that complies with the Trust’s proxy voting policies and procedures and, in the good faith judgment of the Adviser, best serves the interests of each Fund’s shareholders; and

(vii)      cooperate with and provide reasonable assistance to Trust’s other service providers by: (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Funds, (2) providing prompt responses to reasonable requests for information or assistance and (3) establishing appropriate processes to promote the efficient exchange of information.

(b)      The Adviser further agrees that, in performing its duties hereunder, it shall:

(i)      comply or act in conformity with: (1) 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Internal Revenue Code of 1986, as amended (“Code”), and all other applicable laws, rules and regulations; (2) the investment objectives, policies and limitations of each Fund as described in its Prospectus and SAI, as such may be amended or supplemented; and (3) all policies, procedures and other directions adopted by the Board;

(ii)      manage each of the Funds that is intended to qualify as a regulated investment company (“RIC”) under Subchapter M of the Code and regulations issued thereunder so that the Fund so qualifies and will continue to so qualify;

(iii)      furnish the Trust and Board with: (1) information about developments materially affecting the investments and/or portfolio of each Fund; (2) such periodic and special reports regarding each of the Funds and any Sub-Adviser (as defined in Section 4(a) below) as the Board may reasonably request; and (3) such statistical or other information as the Board may reasonably request with respect to the assets or investments of each Fund;

(iv)      make available to the Trust and its administrator or other agent, promptly upon request, such copies of the Adviser’s investment records and ledgers with respect to each Fund as may be required to assist the Trust in its compliance with applicable laws, rules and regulations;

(v)      immediately notify in writing the Trust and the Board in the event that the Adviser or any of its affiliates becomes aware that the Adviser is: (1) subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; (2) the subject of an investigation, administrative proceeding or enforcement action by the SEC or any other regulatory authority (other than routine examinations conducted in the ordinary-course); or (3) a party to any litigation that may be material to one or more of the Funds;

(vi)      immediately notify the Trust of any material fact known to the Adviser respecting or relating to the Adviser or the Funds that is not contained in the Trust’s Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that is or becomes untrue in any material respect;

(vii)      make available, without expense to the Funds, the service of the Adviser’s principals, members, officers, and employees to be duly elected or appointed officers of the Trust, subject to their individual consent to serve and to any limitations imposed by laws, rules or regulations and the Trust’s organizational documents and bylaws;

(viii)      provide to the Trust or the Board such information and assurances (including certifications and sub-certifications) as the Trust or the Board may reasonably request from time to time in order to assist the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of updates to the Funds’ Form N-1A and the Funds’ Forms N-SARs, N-CSRs, N-Qs, and N-PX, Rule 24f-2 filings, and fidelity bond filings;

(ix)      assist as requested in determining the fair value of portfolio securities when market quotations are not readily available (including making knowledgeable personnel of the Adviser available for discussions with the Board and/or any fair valuation committee or like committee appointed by the Board upon reasonable request, obtaining bids and offers or quotes from broker-dealers or market-makers with respect to securities held by the Funds and providing information (upon request) on valuations the Adviser has determined of securities held by other clients of the Adviser), for the purpose of calculating each Fund’s net asset value (“NAV”) in accordance with the procedures and methods established by the Board; and

(x)      meet with the Board to explain its activities at such times and places as the Board may reasonably request.

3.        Shareholder and Administrative Services.

(a)      Subject to the supervision of the Board, the Adviser, in its discretion, shall:

(i)      assist in the preparation of shareholder communications, such as proxies and proxy solicitation materials, shareholder reports, annual reports, dividend and capital gain distribution and tax notices to shareholders, and updated Prospectuses and SAIs;

(ii)      to the extent not provided by the Funds’ distributor or transfer agent, respond to inquiries from shareholders concerning their investment in shares of the classes of the Funds, including providing explanations of Fund reports and information about shareholder positions in the Fund;

(iii)      to the extent not provided by the Funds’ distributor or transfer agent, respond to inquiries from potential shareholders concerning the Funds, including providing explanations about the Funds;

(iv)      oversee the maintenance by the Funds’ service providers of certain books and records of the Funds as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board) such other books and records required by law or for the proper operation of the Funds;

(v)      review the appropriateness of and arrange for payment of the Funds’ expenses;

(vi)      make such reports and recommendations to the Board concerning the performance and fees of the Funds’ service providers as the Board may reasonably request or deem appropriate;

(vii)      prepare such reports relating to the business and affairs of the Funds as may be mutually agreed upon and not otherwise appropriately prepared by the Adviser or the Funds’ custodian, counsel, auditors or other service providers;

(viii)      assist the Funds’ other service providers in the preparation of regulatory filings and certain shareholder communications, including, but not limited to, the Trust’s registration statement on Form N-1A and any amendments or supplements thereto, annual and semi-annual reports, and proxy materials (if any);

(ix)      assist the Funds’ other service providers with the preparation and review of materials for regular and special Board meetings relating to the services provided by the Adviser to the Funds, and such other materials as the Board may reasonably request or deem appropriate;

(x)      at the Board’s request (A) make recommendations to the Board for enhancements to the Trust’s valuation policy; (B) monitor the calculation of each Fund’s NAV by Trust service provider(s); and (C) assist the Funds’ other service providers with monitoring the Trust’s approved pricing vendors and making recommendations for changes to pricing vendors.

(xi)      provide the necessary personnel and facilities to perform the shareholder and administrative services; and

(xii)      provide such other similar services as may be mutually agreed upon, to the extent permitted under applicable statutes, rules and regulations.

(b)      The Adviser acknowledges and agrees on behalf of itself and its officers, employees and agents that it may receive from shareholders or the Trust non-public personal information, or access to non-public personal information, about shareholders who are “customers” or “consumers” as such terms are defined under Regulation S-P (collectively, “Shareholder Information”). All information, including Shareholder Information, obtained in the course of providing the shareholder services pursuant to this Agreement shall be considered confidential information. The Adviser shall not disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement. The Adviser further agrees to safeguard and maintain the confidentiality and security of Shareholder Information which is obtained pursuant to this Agreement. Without limiting the foregoing, the Trust hereby agrees that the Adviser, its officers, employees or agents may provide confidential information, including Shareholder Information, to any of its affiliates, agents, advisers, service providers or subcontractors engaged by the Adviser, including any Sub-Advisers (as defined in Section 4(a) of the Agreement), to the extent that such party needs to know such information in connection with performance by the Adviser of its duties and obligations under the terms of this Agreement.

4.        Delegation.

(a)      Subject to the approval of the Board and, if required under applicable law, the shareholders of the Funds, the Adviser may delegate to one or more other investment advisers (“Sub-Adviser(s)”) any or all of its duties or obligations hereunder with respect to part or all of the assets of one or more of the Funds, provided that the Adviser shall oversee, supervise and monitor the performance of all duties and obligations delegated to any Sub-Adviser and any such delegation shall not relieve the Adviser of its duties and obligations under this Agreement.

(b)      The Adviser shall be solely responsible for compensating any Sub-Adviser for performing any of the duties and obligations delegated to such Sub-Adviser, provided that the Adviser may request that the Trust directly pay to the Sub-Adviser the portion of the Adviser’s compensation that the Adviser is obligated to pay to the Sub-Adviser. If the Trust agrees to such request, the compensation the Trust pays to the Adviser shall be reduced by amounts paid directly to any Sub-Adviser.

(c)      In the event that any Sub-Adviser appointed hereunder is terminated, the Adviser may provide investment advisory services pursuant to this Agreement through its own employees or through another Sub-Adviser as approved by the Trust in accordance with applicable laws, rules, regulations and, if applicable, exemptive relief obtained from the SEC.

5.        Use of Brokers and Dealers/Aggregation of Orders.

(a)      Subject to any other written instructions of the Board, the Adviser is hereby appointed as the Funds’ agent and attorney-in-fact with authority to act in regard to the investment, reinvestment and management of the Funds’ assets, including, but not limited to, (i) the authority to place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as the Adviser may select; and (ii) the authority to execute and enter into brokerage contracts, and other trading agreements on behalf of the Funds and perform such functions as it considers reasonable, necessary or convenient in order to carry out the purposes of this Agreement; provided that, the Adviser’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment advisors and the Adviser’s duties and obligations under this Agreement and the Funds’ governing documents. Notwithstanding anything to the contrary in this Agreement and subject to sub-paragraph (c) below, except as otherwise specified by notice from the Funds to the Adviser, the Adviser may place orders for the execution of transactions hereunder with or through any broker, dealer, futures commission merchant, bank or any other agent or counterparty that the Adviser may select in its own discretion.

(b)      The Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Funds. The Adviser may enter into customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Adviser deems desirable or appropriate.

(c)      The Adviser shall use its best efforts to seek to obtain the best overall terms available for portfolio transactions for each Fund. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including but not limited to the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any), the operational efficiency with which transactions are effected (taking into account the size of order and difficulty of execution, the financial strength, integrity and stability of the broker), the Funds’ risk in positioning a block of securities, the quality, comprehensiveness and frequency of available research services considered to be of value, the breadth in the market for the security, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Funds to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s (or its affiliates’) overall responsibilities with respect to the Funds and to its other clients as to which it exercises investment discretion.

(d)      The Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of investments for the Funds with orders for its other clients where: (1) such aggregation or bunching of order is not inconsistent with a Fund’s investment objectives, policies and procedures, (2) the allocation of the investments so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser, and (3) the Adviser shall be cognizant of its fiduciary obligations to the Funds and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected.

(e)      To the extent that the Adviser retains one or more Sub-Advisers, the Adviser shall monitor the use by each Sub-Adviser of brokers and dealers to execute trades in securities on behalf of the Funds to determine whether (i) such Sub-Advisers are seeking to obtain the best overall terms available for portfolio transactions for each relevant Fund and (ii) any transactions with such broker or dealers that are intended to comply with Section 28(e) of the 1934 Act and in compliance with applicable requirements.

6.        Allocation of Charges and Expenses.

(a)      Except as otherwise specifically provided in this Section 6, the Adviser shall pay the compensation and expenses of: (1) the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement, as well as related overhead, travel, preparation of Board materials on behalf of the Adviser, review of marketing materials and marketing support; (2) any Sub-Adviser; and (3) Trustees, officers and executive employees of the Trust (including the Trust’s share of payroll taxes, if any) who are principals, members, officers, or employees of the Adviser, including any officer or employee of the Adviser that may be selected by the Board to serve as the chief compliance officer (“CCO”) of the Trust.

(b)      The Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Adviser. In the event that there is a proposed change in control of the Adviser that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Funds to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

(c)      Except to the extent expressly assumed by the Adviser or required under applicable laws, rules or regulations to be paid, assumed or reimbursed by the Adviser, the Adviser shall have no duty to pay any ordinary or extraordinary operating expenses incurred in the organization and operation of the Funds.

(i)      For this purpose, ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges; taxes; legal, auditing, printing and governmental fees; litigation and investigation expenses; the costs of maintaining the Funds’ financial books and records; the cost of calculating the Funds’ NAV; the costs of insurance relating to fidelity and directors and officers errors and omissions coverage for the Trust’s Trustees, officers and employees; telephone, telex, facsimile, postage and other communications expenses; fees and expenses of service providers of the Trust (other than any Sub-Adviser); expenses of issue, sale, redemption and repurchase of shares of the Funds; expenses of registering and qualifying shares of the Funds for sale; expenses relating to Board and shareholder meetings (other than meetings relating to matters that are determined to primarily benefit the Adviser); the cost of preparing and distributing reports and notices to shareholders; the costs of notices about and payment of dividends to shareholders; payments for portfolio pricing or valuation services to pricing agents; the compensation and all expenses of Trustees, officers and employees of the Trust who are not interested persons of the Adviser; and interest payments and other fees or charges associated with any credit facilities established by or on behalf of the Funds.

(ii)      For this purpose, extraordinary expenses of the Funds include, but not limited to taxes, transaction expenses and expenses of or relating to litigation, investigation and indemnification that are not otherwise considered to be ordinary operating expenses of the Funds.

(d)      In the event that any expenses of the Funds as described in Section 6(c) above are paid by the Adviser, the Fund or Funds (as applicable) shall reimburse the Adviser for the reasonable amount of such expenses.

7.        Compensation.

(a)      As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust shall pay the Adviser a fee at the annual rate for each Fund as set forth in Exhibit A. This fee will be computed daily and paid to the Adviser monthly. Except as may otherwise be prohibited by law or regulation (including, without limitation any current SEC staff interpretation), the Adviser may, in its discretion and from time to time, reimburse, limit or waive all or a portion of its fee.

(b)      For purposes of this Section 7, the “average daily net assets” of a Fund shall mean the average of the values placed on the Fund’s net assets as of the close of the Fund’s business (or such other time as a Fund may lawfully elect) on each Fund business day during the calendar month. If the Fund suspends the determination of net asset value on one or more business days, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets on each such day.

8.        Books, Records and Regulatory Filings.

(a)      The Adviser agrees to maintain such books and records with respect to its services to the Trust as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable laws, rules and regulations, and to preserve such records for the periods and in the manner required by such applicable laws, rules or regulations.

(b)      The Adviser agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and shall be surrendered promptly to the Trust upon its request, provided, however, that the Adviser may maintain copies of all such books and records for regulatory purposes.

(c)      The Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested by them in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws, rules and regulations.

(d)      The Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Adviser also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Funds due to the activities of the Adviser. The Adviser shall coordinate with the Trust as appropriate with respect to the making of such filings.

9.        Standard of Care, Limitation of Liability and Indemnification.

(a)      The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Funds or the shareholders of the Funds in connection with the matters to which this Agreement relates. The Adviser may consult with counsel and accountants in respect of the Funds’ affairs and shall not be liable for any action or inaction reasonably taken in accordance with the advice or opinion of such counsel or accountants, provided that such counsel and accountants shall have been selected with reasonable care and diligence. Under no circumstances shall any party hereto be liable to another for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages. Notwithstanding any other provision in this Agreement, nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, the Funds or to shareholders of the Funds to which the Adviser would otherwise be subject by reason of breach of this Agreement or willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

(b)      Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss to the Funds caused directly or indirectly by circumstances beyond the Adviser’s reasonable control including, but not limited to, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, earthquakes, floods or other catastrophes, acts of God, wars or failures of communication or power supply, provided that: (1) the Adviser has implemented and maintains a business continuity plan that is deemed to be reasonable and appropriate by the Board, (2) the business continuity plan complies with applicable laws, rules and regulations, and (3) the Adviser uses its best efforts to mitigate losses of the Funds.

(c)      The Adviser agrees to indemnify and hold harmless the Trust any affiliated persons within the meaning of Section 2(a)(3) under the 1940 Act of the Trust (other than the Adviser and its affiliates), and each person who, within the meaning of Section 15(a) of the 1933 Act, controls (“controlling person”) the Trust (other than the Adviser or its affiliates, if the Adviser or such affiliate is found to control the Trust) (collectively, “Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Indemnified Persons may become subject under applicable laws, rules and regulations, at common law or otherwise, arising out of the Adviser’s responsibilities to the Funds which may be based on any willful misfeasance, bad faith or gross negligence on the Adviser’s part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement or otherwise for breach of this Agreement. Promptly after receipt by the Indemnified Persons under this Section 9 of notice of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the “Indemnifying Party”) under this section, notify Indemnifying Party of the commencement thereof; but the omission so to notify (or the delay in notifying) the Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party suffers material damage as a result of the omission. In case any such action is brought against any Indemnified Party, and it notified Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

(d)      As used in this Section 9 (other than the obligation of the Adviser to indemnify the Trust set forth in Section 9(c)), the term “Adviser” shall include any principals, members, officers, employees or other affiliates of the Adviser performing the services provided for in this Agreement with respect to the Funds.

10.      Other Activities of the Adviser. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser , its affiliates and their respective principals, members, employees, officers or directors (in their individual capacities) from providing similar services to other investment companies or to other clients or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere with the Adviser’s ability to meet its obligations to the Trust and Funds. If the Adviser , its affiliates and their respective principals, members, employees, officers or directors (in their individual capacities) provides any advice to its clients concerning investment in the shares of a Fund, such person shall act solely for such clients in that regard and not in any way on behalf of the Trust or the Funds. It is understood that the Adviser, its affiliates and their respective members, employees, officers or directors (in their individual capacities) may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for the Funds. The Adviser is not obligated to initiate transactions for the Funds in any security that the Adviser, its affiliates and their respective principals, members, employees, officers or directors (in their individual capacities) may purchase or sell for its or their own accounts or other clients.

11.      Compliance Matters.

(a)      The Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Adviser agrees to cooperate fully with the Trust and its Trustees and officers, including the Trust’s CCO, with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust and the Adviser. In this regard, the Adviser shall:

(i)      submit to the Board for its consideration and approval, prior to commencement of the Funds’ operations, the Adviser’s applicable compliance policies and procedures;

(ii)      submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a report (“Report”) fully describing any material amendments to Adviser’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(iii)      provide periodic reports discussing the Adviser’s compliance program and special reports in the event of material compliance matters;

(iv)      permit the Trust and its Trustees and officers to become familiar with the Adviser’s operations and understand those aspects of the Adviser’s operations that may expose the Trust to compliance risks or lead to a violation by the Trust or the Adviser of the federal securities laws;

(v)      permit the Trust and its Trustees and officers to maintain an active working relationship with the Adviser’s compliance personnel by, among other things, providing the Trust’s CCO and other officers with a specified individual within the Adviser’s organization to discuss and address compliance-related matters;

(vi)      provide the Trust and its Trustees and CCO with such certifications as may be reasonably requested; and

(vii)      reasonably cooperate with the Trust’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

(b)      The Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

12.      Documents. The parties hereto acknowledge that the Trust has provided copies of each of the following documents to the Adviser and shall deliver to the Adviser all future amendments and supplements thereto, if any:

(a)      certified resolution of the Board authorizing the appointment of the Adviser and approving this Agreement and

(b)      the current Registration Statement and any amendments thereto.

13.      Duration and Termination.

(a)      This Agreement shall continue with respect to each Fund for a period of two years from the commencement date for each Fund specified on Exhibit A, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by: (1) the Board or (2) a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not (i) parties to this Agreement or (ii) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)      Notwithstanding the foregoing, this Agreement may be terminated without penalty with respect to any Fund upon sixty (60) days’ written notice: (1) by the Trust, pursuant to (i) action of the Board or (ii) the vote of a majority of the Fund’s outstanding voting securities, or (2) by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

(c)      If the Adviser or any successor to its business shall cease to furnish services to the Funds under this Agreement or similar contractual arrangement, for any reason whatsoever, the Funds, at their expense:

(i)      as promptly as practicable, shall take all necessary action to cause the Prospectus and the Certificate of Trust, Declaration of Trust, Bylaws and any other relevant documentation to be amended to accomplish a change of name to eliminate any reference to “AQR Capital Management, LLC”; and

(ii)      within 60 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “AQR Capital Management, LLC” or any name, mark or logo type derived from it or similar to it or indicating that the Funds are managed by or otherwise associated with the Adviser.

14.      Confidential Information. Each party agrees that it will treat confidentially all information provided by the other party regarding such other party’s business and operations, including without limitation the investment activities or holdings of each Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations. The Adviser retains all rights in and to any investment models, strategies and approaches used by or on behalf of the Funds and any models, strategies or approaches based upon or derived from them.

15.      Representations. The Adviser represents, warrants and covenants that:

(a) it is a duly registered investment adviser under the Advisers Act and shall remain so registered for the term of this Agreement; and

(b) it shall promptly notify the Trust in writing if it:

(1) fails to remain registered as an investment adviser under the Advisers Act or in a substantially equivalent manner under the laws of any jurisdiction in which it is required to be so registered in order to perform its obligations under this Agreement;

(2) is disqualified from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(3) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

(4) experiences a change in control and/or management.

16.      Notices. All notices hereunder shall be provided in writing and delivered by first class postage pre-paid U.S. mail or by fax. Notices delivered by mail shall be deemed given three days after mailing and upon receipt if sent by fax.

If to the Trust:

AQR FUNDS

TWO GREENWICH PLAZA, 3RD FLOOR

GREENWICH, CT 06830

FAX (203) 742-3100

If to the Adviser:

AQR CAPITAL MANAGEMENT, LLC

TWO GREENWICH PLAZA, 3RD FLOOR

GREENWICH, CT 06830

FAX (203) 742-3100

17.      Amendments. This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations.

18.      Release. The names “AQR Funds” and “Board of Trustees of the AQR Funds” refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

19.      Miscellaneous.

(a)      This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act or other applicable federal law. Where the effect of a requirement of the 1940 Act, Advisers Act or other applicable federal law reflected in any provision of this Agreement is altered by a new or changed rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(b)      The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)      This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their officers designated below as of the date first set forth above.

AQR FUNDS

By: /s/ Nicole DonVito
Name: Nicole DonVito

Title: Chief Legal Officer and Vice President

AQR CAPITAL MANAGEMENT, LLC

By: /s/ Brendan Kalb
Name: Brendan Kalb

Title: Managing Director and General Counsel

EXHIBIT A

(Amended as of January 29, 2017)

Name of Series	Commencement Date	Advisory Fee Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 7 of the Agreement.
AQR Risk Parity Fund	June 10, 2010	0.75% on the first $1 billion of assets
		0.70% on assets in excess of $1 billion
AQR Diversified Arbitrage Fund	October 1, 2010	1.00%
AQR Multi-Strategy Alternative Fund	July 18, 2011	1.80%
AQR Long-Short Equity Fund	July 16, 2013	1.10%
AQR Managed Futures Strategy HV Fund	July 16, 2013	1.45%
AQR Style Premia Alternative Fund	October 30, 2013	1.35%
AQR Managed Futures Strategy Fund	January 5, 2010	1.05%
AQR Risk Parity II MV Fund	November 5, 2012	0.75% on the first $1 billion in assets
		0.725% on assets in excess of $1 billion up to $3 billion
		0.70% on assets in excess of $3 billion

AQR Risk Parity II HV Fund	November 5, 2012	0.95% on the first $1 billion in assets
		0.925% on assets in excess of $1 billion up to $3 billion
		0.90% on assets in excess of $3 billion
AQR Risk-Balanced Commodities Strategy Fund	July 9, 2012	0.80%
AQR Global Macro Fund	April 8, 2014	1.25%
AQR Equity Market Neutral Fund	September 17, 2014	1.10%
AQR Style Premia Alternative LV Fund	October 7, 2014	0.65%
AQR Large Cap Momentum Style Fund	July 9, 2009 (Class L); December 17, 2012 (Class N)	0.25%
AQR Small Cap Momentum Style Fund	July 9, 2009 (Class L); December 17, 2012 (Class N)	0.45%
AQR International Momentum Style Fund	July 9, 2009 (Class L); December 17, 2012 (Class N)	0.40%
AQR Emerging Momentum Style Fund	May 13, 2014	0.55%
AQR TM Large Cap Momentum Style Fund	January 27, 2012 (Class L), December 17, 2012 (Class N)	0.25%
AQR TM Small Cap Momentum Style Fund	January 27, 2012 (Class L), December 17, 2012 (Class N)	0.45%
AQR TM International Momentum Style Fund	January 27, 2012 (Class L), December 17, 2012 (Class N)	0.40%
AQR Large Cap Defensive Style Fund	July 9, 2012	0.25%

AQR International Defensive Style Fund	July 9, 2012	0.40%
AQR Emerging Defensive Style Fund	July 9, 2012	0.55%
AQR Large Cap Multi-Style Fund	March 26, 2013	0.30%
AQR Small Cap Multi Style Fund	March 26, 2013	0.50%
AQR International Multi-Style Fund	March 26, 2013	0.45%
AQR Emerging Multi-Style Fund	May 13, 2014	0.60%
AQR TM Large Cap Multi-Style Fund	February 12, 2015	0.30%
AQR TM Small Cap Multi-Style Fund	February 12, 2015	0.50%
AQR TM International Multi-Style Fund	February 12, 2015	0.45%
AQR TM Emerging Multi-Style Fund	February 12, 2015	0.60%
AQR Global Equity Fund	December 31, 2009	0.60%
AQR International Equity Fund	August 28, 2009	0.70%